EXHIBIT 5


                    Opinion of Dechert Price & Rhoads



                                     May 7, 1998


American Water Works Company, Inc.
1025 Laurel Oak Road
Voorhees, NJ  08043

Gentlemen:

     American Water Works Company, Inc. (the "Company") is about to file a registration statement (the "Registration Statement") on Form S-8 with the Securities and Exchange Commission relating to the offering of an additional 900,000 shares (the "Additional Shares") of its Common Stock, par value $1.25 per share, pursuant to the Savings Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries (the "Plan").

     We are informed by the Company, and we have assumed for the purposes of this opinion, that the Additional Shares will be either (a) outstanding shares of Common Stock of the Company purchased by the Trustee of the Plan in the open market or in private transactions, or (b) newly issued shares of Common Stock of the Company purchased by the Trustee of the Plan directly from the Company. The Company has 300,000,000 authorized shares of Common Stock, of which approximately 80,000,000 are now outstanding and approximately 68,000,000 are reserved for issuance in connection with various other plans of the Company.

     We have examined such corporate records of the Company and other documents as we have deemed appropriate to give this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

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American Water Works Company, Inc.
May 7, 1998
Page 2



     2. The Additional Shares, (a) to the extent they are now outstanding, have been validly issued and are fully paid and nonassessable, and (b) to the extent they will be newly issued shares, have been duly authorized and, when issued and sold in accordance with the Plan, and upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and nonassessable.

     3. No personal liability will attach to the ownership of the Additional Shares under the laws of the State of Delaware.

     4. The provisions of the written documents constituting the Plan complies with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                     Very truly yours,


                                     Dechert Price & Rhoads